EXHIBIT 2.1









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                          AGREEMENT AND PLAN OF MERGER

                                      among

                              BATON HOLDINGS INC.,

                             BATON ACQUISITION INC.

                                       and

                               BOCA RESORTS, INC.

                          Dated as of October 20, 2004






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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   THE MERGER

SECTION 1.01   The Merger......................................................1
SECTION 1.02   Closing.........................................................2
SECTION 1.03   Effective Time..................................................2
SECTION 1.04   Effect of the Merger............................................2
SECTION 1.05   Certificate of Incorporation; Bylaws............................2
SECTION 1.06   Directors and Officers..........................................2
SECTION 1.07   Other Transactions..............................................2

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01   Conversion of Securities........................................3
SECTION 2.02   Exchange of Certificates........................................4
SECTION 2.03   Stock Transfer Books............................................5
SECTION 2.04   Company Stock Options...........................................6
SECTION 2.05   Dissenting Shares...............................................6

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01   Organization and Qualification; Subsidiaries....................7
SECTION 3.02   Certificate of Incorporation and Bylaws.........................8
SECTION 3.03   Capitalization..................................................8
SECTION 3.04   Authority Relative to This Agreement...........................10
SECTION 3.05   No Conflict; Required Filings and Consents.....................10
SECTION 3.06   Permits; Compliance............................................11
SECTION 3.07   SEC Filings; Financial Statements; Undisclosed Liabilities.....11
SECTION 3.08   Information Supplied...........................................12
SECTION 3.09   Absence of Certain Changes or Events...........................12
SECTION 3.10   Absence of Litigation..........................................13
SECTION 3.11   Employee Benefit Plans.........................................14
SECTION 3.12   Labor and Employment Matters...................................15
SECTION 3.13   Real Property; Title to Assets.................................15
SECTION 3.14   Intellectual Property..........................................17
SECTION 3.15   Taxes..........................................................18
SECTION 3.16   Environmental Matters..........................................20
SECTION 3.17   Material Contracts.............................................21
SECTION 3.18   Insurance......................................................23
SECTION 3.19   Board Approval; Vote Required..................................23
SECTION 3.20   Interested Party Transactions..................................24


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SECTION 3.21   Opinion of Financial Advisor...................................24
SECTION 3.22   Brokers........................................................24

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 4.01   Corporate Organization.........................................24
SECTION 4.02   Certificate of Incorporation and Bylaws........................24
SECTION 4.03   Authority Relative to This Agreement...........................24
SECTION 4.04   No Conflict; Required Filings and Consents.....................25
SECTION 4.05   Information Supplied...........................................25
SECTION 4.06   Absence of Litigation..........................................26
SECTION 4.07   Operations of Merger Sub.......................................26
SECTION 4.08   Financing......................................................26
SECTION 4.09   Guarantee......................................................26
SECTION 4.10   Brokers........................................................26

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01   Conduct of Business by the Company Pending the Merger..........27
SECTION 5.02   Conduct of Business by Parent and Merger Sub Pending
                the Merger....................................................31

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.01   Proxy Statement; Company Stockholders' Meeting.................31
SECTION 6.02   Access to Information; Confidentiality.........................32
SECTION 6.03   No Solicitation of Transactions................................33
SECTION 6.04   Directors' and Officers' Indemnification and Insurance.........35
SECTION 6.05   Employee Benefits Matters......................................36
SECTION 6.06   Notification of Certain Matters................................37
SECTION 6.07   Financing......................................................38
SECTION 6.08   Further Action; Reasonable Best Efforts........................40
SECTION 6.09   Obligations of Parent and Merger Sub...........................41
SECTION 6.10   Public Announcements...........................................41
SECTION 6.11   Transfer Taxes.................................................41
SECTION 6.12   Resignations...................................................41
SECTION 6.13   Termination of Management Agreement............................42
SECTION 6.14   Matters Relating to New Boca and Cosmos Group..................42
SECTION 6.15   Real Estate Acquisition........................................42
SECTION 6.16   Soil Removal Approval Letter...................................42

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

SECTION 7.01   Conditions to the Obligations of Each Party....................43


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SECTION 7.02   Conditions to the Obligations of Parent and Merger Sub.........43
SECTION 7.03   Conditions to the Obligations of the Company...................44

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01   Termination....................................................45
SECTION 8.02   Effect of Termination..........................................46
SECTION 8.03   Fees and Expenses..............................................47
SECTION 8.04   Amendment......................................................49
SECTION 8.05   Waiver.........................................................49

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01   Non-Survival of Representations, Warranties and Agreements.....49
SECTION 9.02   Notices........................................................49
SECTION 9.03   Certain Definitions............................................50
SECTION 9.04   Severability...................................................54
SECTION 9.05   Disclaimer of Other Representations and Warranties.............54
SECTION 9.06   Entire Agreement; Assignment...................................54
SECTION 9.07   Parties in Interest............................................55
SECTION 9.08   Remedies; Specific Performance.................................55
SECTION 9.09   Governing Law..................................................55
SECTION 9.10   Waiver of Jury Trial...........................................55
SECTION 9.11   Headings.......................................................56
SECTION 9.12   Counterparts...................................................56


Exhibit A Form of Amended and Restated Certificate of Incorporation Exhibit B Form of Amended and Restated Bylaws
Exhibit C  Form of Guarantee of Blackstone Real Estate Partners IV L.P.


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                  AGREEMENT AND PLAN OF MERGER, dated as of October 20, 2004
(this "Agreement"), among BATON HOLDINGS INC., a Delaware corporation ("Parent"), BATON ACQUISITION INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and BOCA RESORTS, INC., a Delaware corporation (the "Company").

                  WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub deem it in the best interests of their respective stockholders or members, as the case may be, to consummate the merger (the "Merger"), on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the "Company Board"), recommended that this Agreement be adopted by the Company's stockholders);

                  WHEREAS, as an inducement to Parent and Merger Sub entering into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement simultaneously with the execution and delivery of this Agreement pursuant to which, among other things, such stockholders have agreed, subject to the terms thereof, to vote their shares of the Company Common Stock (as defined below) in favor of the adoption of this Agreement; and

                  WHEREAS, upon consummation of the Merger, each issued and outstanding share of Class A common stock, par value $.01 per share, of the Company (the "Company Class A Common Stock", and each issued and outstanding share of Class B common stock, par value $.01 per share, of the Company (the "Company Class B Common Stock" and, together with the Company Class A Common Stock, the "Company Common Stock"), will be converted into the right to receive $24.00 per share in cash, upon the terms and subject to the conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

                  SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").


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                  SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the "Closing") will take place at 9:00 a.m., New York time, on a date to be specified by the parties, which date shall be (a) no earlier than November 19, 2004 without Parent's consent and (b) no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date and/or place is agreed to in writing by Parent and the Company.

                  SECTION 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

                  SECTION 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

                  SECTION 1.05 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

                  (b) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

                  SECTION 1.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

                  SECTION 1.07 Other Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of the Company or the Company's Board of Directors or stockholders, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing, (a) convert one or more Subsidiaries that are organized as


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corporations into limited liability companies and one or more Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, and (b) sell to an affiliate of Parent all of the stock, limited partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more Subsidiaries at a price designated by Parent based on a third-party appraisal of the assets and liabilities of such Subsidiary; provided, however, that (i) the Company shall not be required to take any action in contravention of any organizational document or other Material Contract relating to any applicable Subsidiary, (ii) any such actions or transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that Parent and Merger Sub are prepared to proceed immediately with the Closing (it being understood that in any event the transactions described in clauses (a) and
(b) will be deemed to have occurred prior to the Closing), and (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent or Merger Sub under this Agreement, including payment of the Merger Consideration. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 1.07. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such actions.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                  SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                  (a) Conversion of Company Common Stock. Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $24.00 in cash, without interest (the "Merger Consideration"), payable upon surrender, in the manner provided in
         Section 2.02, of the certificate that formerly evidenced such Share.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

                  (c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective


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         Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  SECTION 2.02 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the "Paying Agent"), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

                  (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.


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                  (c) No Further Rights. From and after the Effective Time,
holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                  (e) No Liability. None of the Paying Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of Shares for any cash (including any dividends or distributions with respect to such Shares) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                  (f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax laws. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

                  (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Corporation, (A) in the event such person is a holder of over 10 Shares, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, or (B) in the event such person is a holder of 10 or fewer Shares, reasonable personal assurances from such person, in each case as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

                  SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).


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                  SECTION 2.04 Company Stock Options. (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time), including obtaining the consent of the individual option holders and the adoption of Company Board resolutions, if necessary, to (i) terminate the Company's Third Amended and Restated 1996 Stock Option Plan ( the "Company Stock Option Plan"), and (ii) cancel, as of the Effective Time, each option to purchase Shares granted under the Company Stock Option Plan (each, a "Company Stock Option") that is outstanding and unexercised, as of the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries).

                  (b) Each holder of a Company Stock Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the per share Merger Consideration shall (subject to the provisions of this Section 2.04) be paid by the Surviving Corporation, in exchange for the cancellation of such Company Stock Option, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the difference between the per share Merger Consideration and the applicable exercise price of such Company Stock Option, and (ii) the aggregate number of Shares issuable upon exercise of such Company Stock Option (the "Option Payment"). The Surviving Corporation shall make the Option Payments as promptly as practicable after the Effective Time. Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

                  SECTION 2.05 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the "Dissenting Shares") pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder's Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder's rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.02 of the Certificate or Certificates that formerly evidenced such Shares.

                  (b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.


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                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the "Company Disclosure Schedule") (provided that disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

                  SECTION 3.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company (each a "Subsidiary") is a corporation, limited liability company, limited partnership or limited liability partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby (collectively, the "Transactions") or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general economic or financial market conditions, (ii) a change in industry conditions, (iii) seasonal fluctuations in the business of the Company and the Subsidiaries, (iv) any acts of terrorism or war (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and the Subsidiaries as compared to other persons in the industry in which the Company and the Subsidiaries conduct their business), (v) the announcement of the execution of this Agreement or the pendency or consummation of the Transactions, or (vi) compliance with the terms of, or the taking of any action required by, this Agreement; provided further that the exceptions set forth in clauses (v) and (vi) will not apply with respect to the representations and warranties set forth in Section 3.05.

                  (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital


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stock or other equity interests of each Subsidiary owned by the Company, each other Subsidiary and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.

                  (c) Section 3.01(c) of the Company Disclosure Schedule lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the "Investments"). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.

                  (d) Section 3.01(d) of the Company Disclosure Schedule sets forth the following information in respect of Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership ("Old Boca") and its ownership interest in Panthers BRHC Limited, a Florida limited partnership ("New Boca"):
(i) a list of all persons holding a partnership interest in Old Boca (including a list of all Class A limited partners of Old Boca) as of the date of this Agreement, along with the number of units held by such limited partners in Old Boca as of the date of this Agreement, and (ii) each person owning an partnership interest in BRMC, L.P., a Delaware limited partnership ("BRMC LP"), as of the date of this Agreement, along with the class and percentage of such person's ownership interest as of the date of this Agreement. Old Boca does not hold any direct equity or similar interest in the Company or any Subsidiary other than the interest it holds in New Boca. The Company has provided to Parent complete and correct copies of the Old Boca and BRMC LP partnership agreements, each as amended to date. Pursuant to that certain Amended and Restated Contribution and Exchange Agreement, dated as of March 20, 1997 (the "Contribution and Exchange Agreement"), the Company has the option to acquire, directly or through its designee, the general partnership interest in Old Boca held by BRMC LP for $1.00, and such right is valid, remains in full force and effect and has not expired. Other than BRMC LP, no person holds any general partnership interest in Old Boca.

                  SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws or similar organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation and Bylaws or similar organizational documents are in full force and effect and no other organizational documents are applicable or binding upon the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is, nor has the Company been, in violation of any of the provisions of its Certificate of Incorporation or Bylaws or similar organizational documents. No Subsidiary has been in material violation of any of the provisions of its Certificate of Incorporation, Bylaws or similar organizational documents. The Company has made available to Parent complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof) and of the stockholders of the Company, in each case since July 1, 2001.

                  SECTION 3.03 Capitalization. (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Class A Common Stock, (ii)

10,000,000 shares of Company Class B Common Stock, and (iii) 5,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock").

                  (b) As of October 18, 2004, (i) 40,018,789 shares of Company Class A Common Stock and 255,000 shares of Company Class B Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 1,219,623 shares of Company Class A Common Stock and no shares of Company Class B Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by the Subsidiaries, (iv) 6,491,094 shares of Company Class A Common Stock are issuable upon exercise of outstanding Company Stock Options granted under the Company Stock Option Plan at a weighted average per share exercise price of $14.137, (v) 7,677,071 shares of Company Class A Common Stock are reserved for future issuance in connection with the Company Stock Option Plan (including shares reserved pursuant to outstanding Company Stock Options), and (vi) 255,000 shares of Company Class A Common Stock were reserved for future issuance pursuant to the conversion of shares of Company Class B Common Stock. Since October 18, 2004 through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of October 18, 2004, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Stock Options. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. The Company does not have a "poison pill" or similar stockholder rights plan. Except as set forth in this Section 3.03, there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, (B) voting securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other person. None of the Company or any Subsidiary is a party to any stockholders' agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary.

                  (c) Each outstanding share of capital stock, each limited liability company membership interest and each partnership interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

                  (d) As of the date of this Agreement, the only outstanding indebtedness for borrowed money of the Company and the Subsidiaries is $200,000,000 in aggregate principal amount of term loans under the Credit Agreement, dated as of July 22, 2004, as amended, among the Company, Boca Resorts Hotel Corporation, various Subsidiaries, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas and various lenders (the "Credit Agreement").

                  SECTION 3.04 Authority Relative to This Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the combined voting power of the outstanding shares of Company Common Stock entitled to vote thereon and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity.

                  SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a "Contract") to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the adoption of this Agreement by the Company's stockholders (as amended or supplemented from time to time, the "Proxy Statement"), (iii) any filings required under the rules and regulations of the New York Stock Exchange (the "NYSE"), (iv) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business,
(v) any applicable state or federal Laws governing the sale of liquor, (vi) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.06 Permits; Compliance. Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses (including liquor licenses), permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties (including the operation of any marinas) or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each Subsidiary is in compliance with, and since July 1, 2001 has been or has taken any necessary steps to become in compliance with, (a) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, and (b) any Contract or Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except, with respect to clauses (a) and (b), for any such conflicts, defaults, breaches or violations that would not reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.07 SEC Filings; Financial Statements; Undisclosed Liabilities. (a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since July 1, 2001 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the Sarbanes-Oxley Act of 2002 and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). No Subsidiary is required to file any form, report or other document with the SEC. The Company has made available to Parent copies of all correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other hand, since July 1, 2001 through the date of this Agreement.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, when filed, complied with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). All of the Subsidiaries are consolidated for accounting purposes.

                  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at June 30, 2004 (including the notes thereto) included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred (i) in connection with the Transactions, or (ii) in the ordinary course of business and in a manner consistent with past practice since June 30, 2004 that would not reasonably be expected to have a Company Material Adverse Effect.

                  (d) The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

                  SECTION 3.08 Information Supplied(a). None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

                  SECTION 3.09 Absence of Certain Changes or Events. Since June 30, 2004, there has not been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect. Since June 30, 2004 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, and (b) neither the Company nor any Subsidiary has:

                  (i) amended or otherwise changed its Certificate of Incorporation or Bylaws or similar organizational documents;

                  (ii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any Subsidiary only to the Company or any direct or indirect wholly owned Subsidiary;

                  (iii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;

                  (iv) increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any director or officer or, except in the ordinary course of business in a manner consistent with past practice, any other employee of the Company or of any Subsidiary;

                  (v) suffered any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, that has had a Company Material Adverse Effect;

                  (vi) made any change in financial or Tax accounting methods or practices materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

                  (vii) made any acquisition or disposition of any real property;

                  (viii) made any material tax election or settled or compromised any material United States federal, state or local income tax liability; or

                  (ix) announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.

                  SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator that would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action in connection with his status as an officer or director of the Company or any Subsidiary. Other than pursuant to Certificates of Incorporation, Bylaws or other organizational documents, no Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification. Neither the Company nor any

Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.11 Employee Benefit Plans. (a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the "Plans"). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service ("IRS") Form 5500, (C) the most recently received IRS determination letter for each such Plan, (D) the two most recently prepared actuarial reports and financial statements in connection with each such Plan, and (E) the most recent summary plan description and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan.

                  (b) Neither the Company nor any Subsidiary has now or any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). No Plan exists that could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the United States Internal Revenue Code of 1986, as amended (the "Code").

                  (c) With respect to the Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could reasonably be expected to be subject to any actual or contingent liability under the terms of such Plan or any applicable Law which would reasonably be expected to have a Company Material Adverse Effect.

                  (d) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under
Section 501(a) of the Code is so exempt, and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to result in the revocation of such exemption.

                  (e) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (ii) no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by
Section 4980B of the Code.

                  (f) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, that would reasonably be expected to have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened that could reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.12 Labor and Employment Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date of this Agreement, there is no strike, controversy, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any Subsidiary.

                  SECTION 3.13 Real Property; Title to Assets. (a) Section 3.13(a) of the Company Disclosure Schedule lists each parcel of real property (including submerged land) currently owned by the Company or any Subsidiary and sets forth the Company or the applicable Subsidiary owning such properties (collectively, the "Owned Real Properties"). The Company or the applicable Subsidiary set forth on Section 3.13(a) of the Company Disclosure Schedule owns fee simple title to the Owned Real Properties, free and clear of all mortgages, pledges, liens, restrictions, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively,

"Liens"), other than (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanics' and materialmen's Liens for construction in progress, and (iii) to the extent such Liens would not reasonably be expected to have a Company Material Adverse Effect, (A) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (B) all matters of record, and (C) all Liens and other imperfections of title and encumbrances that are typical for the applicable property type and locality and which would not reasonably be expected to materially interfere with the conduct of the business of the Company (collectively, "Permitted Liens"). None of the Properties is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Neither the Company nor any Subsidiary has violated any material covenants, conditions or restrictions affecting any Properties (as defined below) which violations would reasonably be expected to have a Company Material Adverse Effect.

                  (b) Section 3.13(b) of the Company Disclosure Schedule lists each parcel of real property (including submerged land) currently leased or subleased by the Company or any Subsidiary (collectively, the "Leased Properties"; the Leased Properties, together with the Owned Real Properties, collectively, the "Properties") and sets forth the Company or the Subsidiary holding such leasehold interest, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions remaining payable by the Company or any Subsidiary in connection therewith and each material amendment to any of the foregoing (collectively, the "Lease Documents"). The Company or the applicable Subsidiary set forth on
Section 3.13(b) of the Company Disclosure Schedule owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been delivered to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company's knowledge, as against the other party thereto. Neither the Company nor any Subsidiary has received written notice under any of the Lease Documents of any default, and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiaries.

                  (c) There are no latent defects or adverse physical conditions affecting any Property or the improvements thereon, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

                  (d) Valid policies of title insurance or title commitments for which premiums have been paid (collectively, the "Title Policies") have been issued insuring the Company or the applicable Subsidiary's fee simple or leasehold title to the Properties owned or ground leased by the Company or the applicable Subsidiaries in amounts at least equal to the purchase price thereof paid by the Company or the applicable Subsidiary, subject only to Permitted Liens. No claim has been made against any Title Policies. The Company and the Subsidiaries have not received any written notice and are not otherwise aware that the Title Policies are not in full force and effect.

                  (e) Section 3.13(e) of the Company Disclosure Schedule lists each Property which is under construction as of the date hereof. The Company has obtained valid construction permits with respect to such Property.

                  (f) Neither the Company nor any Subsidiary is a party to any management, franchise, license or other agreement for the management of operations conducted at any Property other than the Hyatt Hotel Franchise Agreement, dated November 14, 1994, between Hyatt Franchise Corporation and Rahn Pier Mgt., Inc, with respect to the Hyatt Regency Pier 66 Resort (the "Franchise Agreement"), and the License Agreement, dated as of June 28, 1994, between Radisson Hotels International, Inc. and Rahn Bahia Mar Mgmt., Inc., with respect to the Radisson Bahia Mar Resort (the "License Agreement"). True, correct and complete copies of each of the Franchise Agreement and the License Agreement, as amended, have been made available to Parent. Each of the Franchise Agreement and the License Agreement is valid, binding and in full force and effect as against the Company or the Subsidiaries, and, to the Company's knowledge, as against the other party thereto. Neither the Company nor any Subsidiary has delivered or received any written notice of any default under the Franchise Agreement or the License Agreement, and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any party under the Franchise Agreement or the License Agreement.

                  (g) True, correct and complete copies of the Membership Plan and Membership Rules and Regulations for each of the Premier Clubs, as amended (the "Premier Club Documents"), together with a true, correct and complete list of all Premier Club members (including honorary lifetime members) and deposits made thereby with respect to the Premier Club, have been made available to Parent. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Premier Club Documents are valid, binding and in full force and effect as against the Company or the Subsidiaries, (ii) neither the Company nor any Subsidiary has received any written notice of any default by the Company or any Subsidiary under the Premier Club Documents, and (iii) to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a default by the Company or any Subsidiary under the Premier Club Documents.

                  (h) The Company or the Subsidiaries own all material furniture, fixtures, equipment, operating supplies and other personal property (the "Personal Property") necessary for the operation of each Property, subject to no Liens, except as would not reasonably be expected to have a Company Material Adverse Effect.

                  (i) None of 2301 SE 17th St., Ltd., Rahn Bahia Mar, Ltd., Florida Golf Management, Inc., New Boca, LeHill Partners, L.P., Panthers RPN Limited or Panthers Grey Oaks, Inc. (the "Owned Real Estate Subsidiaries") has owned real property other than the Owned Real Property described on Section 3.13
(a) of the Company Disclosure Schedule or has engaged in any business other than the ownership and operation of such Owned Real Property.

                  SECTION 3.14 Intellectual Property. (a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Subsidiary that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) with respect to each item of Intellectual Property that is owned by the Company or a Subsidiary ("Owned Intellectual Property"), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of Intellectual Property that is licensed to or otherwise held or used by the Company or a Subsidiary ("Licensed Intellectual Property"), the Company or a Subsidiary has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Licensed Intellectual Property; (iv) none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the knowledge of the Company, the Owned Intellectual Property is valid and enforceable; (v) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (vi) to the knowledge of the Company, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the knowledge of the Company, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; (viii) the Company has taken all reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Owned Intellectual Property; and (ix) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company's rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.

                  (b) For purposes of this Agreement, "Intellectual Property" means (i) United States patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) confidential and proprietary information, including trade secrets and know-how.

                  SECTION 3.15 Taxes. (a) The Company and the Subsidiaries (i) have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid or will timely pay all material amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by or with respect to the Company and its the Subsidiaries have been or will be timely withheld and remitted to the applicable taxing authority.

                  (b) There are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of the Company or any Subsidiary. No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP or for Taxes being contested in good faith). Neither the Company nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax.

                  (c) Neither the Company nor any Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

                  (d) There are no pending or, to the knowledge of the Company, potential claims for indemnity (other than customary indemnity under credit or any other agreements or arrangements) against the Company or any Subsidiary (other than against each other) under any indemnification, allocation or sharing agreement with respect to income Taxes.

                  (e) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

                  (f) No claim is pending by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

                  (g) Neither the Company nor any Subsidiary is a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code.

                  (h) There are no proposed reassessments of any property owned by the Company and the Subsidiaries that could result in a material increase in the amount of any Tax to which the Company or any such Subsidiary would be subject.

                  (i) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local Law,
(2) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax
Law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) prepaid amount received on or prior to the Closing.

                  (j) Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.

                  (k) For purposes of this Agreement:

                  (i) "Tax" or "Taxes" shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority.

                  (ii) "Tax Returns" means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

                  SECTION 3.16 Environmental Matters. (a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) none of the Company or any of the Subsidiaries has violated, or is in violation of, any Environmental Law; (ii) to the knowledge of the Company, there is and has been no presence, release or threat of release of Hazardous Substances at, on, under or affecting (A) any of the properties currently owned, leased or operated by the Company or any of the Subsidiaries or, during the period of the Company's or the Subsidiaries' ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Subsidiaries, or (B) any location at which Hazardous Substances are present for which the Company or any of the Subsidiaries is or is allegedly liable, under conditions in the case of either clauses (A) or (B) that would reasonably be expected to result in a liability or obligation to the Company or any of the Subsidiaries, or, as the Company and the Subsidiaries are currently operated, adversely affect the revenues of the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are and have been in compliance with all, and have not violated any, required Environmental Permits; (iv) there are no written claims pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries alleging violations of or liability or obligations under any Environmental Law or otherwise concerning the presence or release of Hazardous Substances; and (v) none of the Company or any of the Subsidiaries has received any written notice of, is a party to, or, to the knowledge of the Company, is reasonably likely to be affected by any proceedings, any investigations or any agreements concerning such matters. The Company has provided to Parent a copy of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Law affecting the Company or any Subsidiary that is in the possession or, to the knowledge of the Company, control of the Company or any Subsidiary.

                  (b) For purposes of this Agreement:

                  (i) "Environmental Laws" means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health and safety as affected by Hazardous Substances or materials containing Hazardous Substances.

                  (ii) "Environmental Permits" means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.

                  (iii) "Hazardous Substances" means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants, contaminants, or words of similar import, in or regulated under the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon; and (E) any substance, material or waste regulated by any Governmental Authority pursuant to, or that would reasonably be expected to result in liability under, any Law in addition to those identified in (A) above the primary purpose of which is the protection of the environment or human health and safety as affected by environmental media.

                  SECTION 3.17 Material Contracts. (a) Section 3.17(a) of the Company Disclosure Schedule contains a list of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

         (i) any lease of real or personal property providing for annual rentals of $300,000 or more;

         (ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by the Company or the Subsidiaries and that provides for or is reasonably likely to require either (A) annual payments to or from the Company and the Subsidiaries of $250,000 or more, or (B) aggregate payments to or from the Company and the Subsidiaries of $500,000 or more;

         (iii) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

         (iv) any Contract (other than among consolidated Subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of Leased Properties, restrictions contained in the Lease Documents). "Indebtedness" means (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and
                  (E) guarantees of any of the foregoing of any other person;

         (v) any Contract required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

         (vi) any Contract that purports to limit in any material respect the right of the Company or the Subsidiaries (A) to engage in any line of business, or (B) to compete with any person or operate in any location;

         (vii) any Contract to which the Company or any of its Subsidiaries has continuing indemnification obligations or potential liability under any purchase price adjustment;

         (viii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;

         (ix) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (viii) of this Section 3.17(a)) or capital stock or other equity interests of another person for aggregate consideration in excess of $500,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

         (x) any Contract pursuant to which the Company or any of the Subsidiaries manages any real property;

         (xi) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Properties, under which the Company or any of the Subsidiaries has, or expects to incur, an obligation in excess of $250,000 in the aggregate;

         (xii) any advertising or other promotional Contract providing for payment by the Company or any Subsidiary of $200,000 or more;

         (xiii) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Subsidiaries; and

         (xiv) any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 3.17(a)) which by its terms calls for payments by the Company and the Subsidiaries in excess of $5,000,000.

(the Contracts described in clauses (i) through (xiv) and those required to be identified in Sections 3.11(a), 3.13(b) and 3.17(c) of the Company Disclosure Schedule, in each case together with all exhibits and schedules thereto being, the "Material Contracts").

                  (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of the Subsidiaries have received any claim of default under any such agreement, and
(iii) to the Company's knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

                  (c) Except as disclosed in the Company's proxy statement relating to the election of directors dated September 27, 2004, or as were not required to be disclosed therein under the Exchange Act or would not be required to be disclosed in the Company's succeeding proxy statement under the Exchange Act, there are no Contracts or transactions between the Company or any Subsidiary, on the one hand, and any (i) officer or director of the Company or any Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, or (iii) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally.

                  SECTION 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to Parent. With respect to each such insurance policy, except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation;
(d) no notice of cancellation or termination has been received; and (e) the policy is sufficient for compliance with all requirements of Law and of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound.

                  SECTION 3.19 Board Approval; Vote Required. (a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly
(i) determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders, (ii) approved this Agreement and declared its advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (collectively, the "Company Board Recommendation").

                  (b) The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the adoption of this Agreement by holders of a majority of the combined voting power of the outstanding shares of Company Common Stock (the "Stockholder Approval").

                  SECTION 3.20 Interested Party Transactions. Between the date of the Company's proxy statement for its 2004 annual meeting of stockholders filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                  SECTION 3.21 Opinion of Financial Advisor. The Company has received the opinion of Deutsche Bank Securities Inc. to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Shares is fair, from a financial point of view, to such holders. An executed copy of such opinion has been delivered to Parent.

                  SECTION 3.22 Brokers. No broker, finder or investment banker (other than Deutsche Bank Securities Inc. and Allen & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a complete and correct copy of any Contract between the Company and each of Deutsche Bank Securities Inc. and Allen & Co., pursuant to which Deutsche Bank Securities Inc. or Allen & Co. could be entitled to any payment from the Company relating to the Transactions.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

                  SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

                  SECTION 4.02 Certificate of Incorporation and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

                  SECTION 4.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity.

                  SECTION 4.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iii) any applicable state or federal Laws governing the sale of liquor, (iv) the notification requirements of the HSR Act, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

                  SECTION 4.05 Information Supplied. None of the information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

                  SECTION 4.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions.

                  SECTION 4.07 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                  SECTION 4.08 Financing. Parent has delivered to the Company true and complete copies of (a) an executed commitment letter from Blackstone Real Estate Partners IV L.P. to provide equity financing in an aggregate amount of $265,000,000 (the "Equity Funding Letter"), and (b) an executed commitment letter (the "Commitment Letter") from Bank of America, N.A., Bear Stearns Commercial Mortgage, Inc. and Merrill Lynch Mortgage Lending, Inc. pursuant to which Bank of America, N.A., Bear Stearns Commercial Mortgage, Inc. and Merrill Lynch Mortgage Lending, Inc. have committed to provide Parent and certain existing or future subsidiaries of Merger Sub with financing in an aggregate amount of $1,000,000,000 (the "Debt Financing" and together with the financing referred to in clause (a) being collectively referred to as the "Financing"). Each of the Equity Funding Letter and the Commitment Letter, in the form so delivered, is valid and in full force and effect as of the date hereof. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent under either the Equity Funding Letter or the Commitment Letter. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid as of the date hereof. Parent shall have at the Closing and at the Effective Time proceeds in connection with the Financing in an amount equal to $1,265,000,000.

                  SECTION 4.09 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of Blackstone Real Estate Partners IV L.P. (the "Guarantor") in the form attached as Exhibit C to this Agreement (the "Guarantee"). The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

                  SECTION 4.10 Brokers. The Company will not be responsible for any brokerage, finder's or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to maintain and protect rights in material Intellectual Property used in the business of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

                  (a) amend or otherwise change its Certificate of Incorporation, Bylaws or other similar organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of this Agreement and granted under Company Stock Option Plans as in effect on the date of this Agreement in the ordinary course of business and in a manner consistent with past practice), or (ii) any Properties or other assets of the Company or any Subsidiary, except assets (other than Properties) that are not material in the ordinary course of business and in a manner consistent with past practice;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any Subsidiary only to the Company or any direct or indirect wholly owned Subsidiary;

                  (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary;

                  (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (other than real property) in the ordinary course of business and in a manner consistent with past practice, and other assets (other than real property) that do not exceed $1,000,000 in the aggregate; (ii) authorize, or make any commitment with respect to, any capital expenditure, other than maintenance expenditures at existing Properties in the ordinary course of business and consistent with past practice; (iii) acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property or commence construction of, or enter into any Contract to develop or construct, other real estate projects, other than as contemplated by the Company Capex and Development Budget dated August 11, 2004 (the "Company Capex and Development Budget"), a copy of which has been made available to Parent; (iv) enter into any new line of business; or (v) make investments in persons other than existing Subsidiaries; provided, however, that nothing contained in this Section 5.01(e) (other than the succeeding proviso of this Section 5.01(e)) shall prohibit or limit the Company's ability to take such actions as are contemplated by the Company Capex and Development Budget, and all limitations set forth in this Section 5.01(e) shall be in addition to any amounts or actions contemplated by the Company Capex and Development Budget; and provided further that prior to the 90-day anniversary of the date of this Agreement, neither the Company nor any Subsidiary shall undertake the capital projects set forth on Section 5.01(e) of the Company Disclosure Schedule without the prior written consent of Parent;

                  (f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law;
         (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or the Subsidiaries; or (v) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement);

                  (g) make any change (or file for such change) in any method of Tax accounting;

                  (h) make, change or rescind any material Tax election, file any amended Tax Return, except as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;

                  (i) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;

                  (j) waive, release, assign, settle or compromise any pending or threatened Action (i) requiring payment by the Company or any Subsidiary in excess of $250,000 individually or $1,000,000 in the aggregate, unless such payments are fully covered by the Company's or such Subsidiary's insurance policies; provided, however, that, with respect to the matter set forth on Section 5.01(j)(2) of the Company Disclosure Schedule, (A) neither the Company nor any Subsidiary shall waive, release, assign, settle or compromise such Action without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, and (B) the Company shall keep Parent reasonably informed and consider requests reasonably made by Parent, or (ii) that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (X) requires any payment to such security holders by the Company or any Subsidiary or
         (Y) adversely affects in any material respect the ability of the Company and the Subsidiaries to conduct their business in a manner consistent with past practice;

                  (k) other than (I) in the ordinary course of business and in a manner consistent with past practice, (II) as may be necessary as a result of unforeseen circumstances or developments and which does not result in an increase in expenditures from those contemplated by the Company Capex and Development Budget, or (III) change orders in the ordinary course of business and consistent with past practice (which change orders do not cause expenditures to exceed the relevant amounts set forth in the Company Budget, provided that Parent shall not unreasonably withhold its consent if such expenditures do exceed such budgeted amounts), (i) enter into, amend, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) the Company's or any Subsidiary's rights thereunder; provided, however, that (A) in no event shall the Company or any Subsidiary amend, modify or waive (including consenting to or otherwise agreeing to any extension of any diligence contingency period) any provision of the Contract set forth on Section 5.01(k) of the Company Disclosure Schedule and (B) neither the Company nor any Subsidiary shall agree on the form of (w) the Development Agreement, (x) License Agreement, (y) Grant of Easement for Buyer's Access Easement or (z) Grant of Easement for Seller's Access Easement (as each such term in defined in the Contract set forth on Section 5.01(k) of the Company Disclosure Schedule) without the prior written consent of Parent (not to be unreasonably withheld or delayed), and the Company shall permit Parent to participate in any negotiations of such agreements;

                  (l) make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and in a manner consistent with past practice;

                  (m) fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses;

                  (n) enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract or transaction that would be required to be set forth in Section 3.17(c) of the Company Disclosure Schedule if in effect on the date of this Agreement;

                  (o) effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

                  (p) permit any Owned Real Estate Subsidiary to own any real property or conduct any business other than currently owned or conducted by such Subsidiary;

                  (q) amend or modify in any material respect, or terminate or consent to the termination of (other than a termination in accordance with its terms) or extend, the Franchise Agreement, the License Agreement, the Premier Club program or any Premier Club Document;

                  (r) grant any lifetime honorary memberships with respect to the Premier Clubs;

                  (s) initiate or consent to any material zoning reclassification of any Owned Real Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Owned Real Property;

                  (t) repurchase, repay or incur any Indebtedness (other than in connection with letters of credit in the ordinary course of business), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except under the Credit Agreement, or in the ordinary course of business and consistent with past practice; or

                  (u) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

If the Company or any Subsidiary incurs any penalty under any Contract as a result of the Company's or such Subsidiary's compliance with the last proviso at the end of Section 5.01(e), Parent and Merger Sub shall, on a joint and several basis, promptly upon request by the Company, (i) reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Subsidiary in connection with such penalty, and (ii) indemnify and hold harmless the Company, each Subsidiary and their respective Representatives for and against any and all such penalties paid, suffered or incurred by them.

                  SECTION 5.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly,
(a) take any action to cause its representations and warranties set forth in
Article IV to be untrue in any material respect; or (b) take any action that would reasonably be likely to materially delay the consummation of the Transactions.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.01 Proxy Statement; Company Stockholders' Meeting.
(a) As promptly as practicable following the date of this Agreement (but in any event within 10 business days unless the parties shall otherwise agree), the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company's stockholders as promptly as reasonably practicable after the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement. If at any time prior to the Company Stockholders' Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent; provided, however, that in the event of a Change in Board Recommendation, the Company shall consider in good faith including in such document or response comments reasonably proposed by Parent.

                  (b) The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting"), as promptly as practicable after the date of this Agreement, for the purpose of obtaining the Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Stockholders' Meeting regardless of whether the Company Board has effected a Change in Board Recommendation. Subject to Section 6.03(c), the Company Board shall (i) recommend to holders of the Shares that they adopt this Agreement, (ii) include such recommendation in the Proxy Statement and (iii) use its reasonable best efforts to solicit and obtain the Stockholder Approval.

                  SECTION 6.02 Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to), at Parent's expense: (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, "Representatives") of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof, and (ii) furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request. Without limiting the foregoing, Parent and its Representatives (including its financing sources) shall have the right to conduct appraisal and environmental and engineering inspections of each of the Company's properties, provided, however, (A) that unless reasonably required by the financing sources in connection with the Debt Financing, neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any building; and that any such taking and analyzing of samples or any such performance of invasive testing conducted pursuant to this Section 6.02 shall be reasonably acceptable to the Company, implemented in a manner that does not disrupt the operations of the Company or any of the Subsidiaries, and paid for by Parent at Parent's sole cost and expense; and that Parent, at Parent's sole cost and expense, shall return any site at which or from which, or that has otherwise been affected by, any taking and analyzing of samples or performance of invasive testing conducted pursuant to this Section 6.02, in all material respects, to the condition existing at such site prior to the taking and analyzing of samples or performance of invasive testing, and (B) Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them arising out of any personal injury or physical damage resulting from any appraisal or inspection conducted pursuant to this Section 6.02, except that, Parent and Merger Sub shall have no obligation to so indemnify or hold harmless to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties result from the negligence of the Company, the Subsidiaries, or one of their Representatives.

                  (b) All information obtained by Parent or its Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated August 30, 2004 (the "Confidentiality Agreement"), between Blackstone Real Estate Acquisitions IV L.L.C. and the Company.

                  (c) No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                  SECTION 6.03 No Solicitation of Transactions. (a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the Representatives of the Company or the Subsidiaries to, directly or indirectly, (i) solicit or initiate or knowingly encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or the implementation or submission of any Acquisition Proposal, or (ii) participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal; provided, however, that, prior to the adoption of this Agreement by the Company's stockholders at the Company Stockholders' Meeting, nothing contained in this Agreement shall prevent the Company or the Company Board from furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person, if and only to the extent that prior to taking such action (A) the Company Board believes in good faith (after consultation with its advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and (B) the Company Board receives from such person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement. Except as set forth in this Section 6.03, neither the Company nor any Subsidiary shall enter into any letter of intent, acquisition agreement or similar agreement with respect to an Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.03(a)).

                  (b) The Company shall notify Parent as promptly as practicable (and in any event within 48 hours) of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such proposal. The Company shall keep Parent reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers (the Company agreeing that it shall not, and shall cause the Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent). The Company agrees that neither it nor any Subsidiary shall terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of the Subsidiaries is a party and that it and the Subsidiaries shall enforce the provisions of any such agreement. The Company shall, and shall cause the Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof, shall take reasonable steps to inform its and the Subsidiaries' Representatives of the obligations undertaken in this Section 6.03 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

                  (c) Except as set forth in this Section 6.03, the Company Board (or any committee thereof) shall not, and shall not publicly propose to,
(i) withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation of this Agreement, the Merger or the other Transactions by the Company Board (or any committee thereof); (ii) approve or recommend any Acquisition Proposal; or (iii) approve any letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.03). Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company's stockholders at the Company Stockholders' Meeting, (x) in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Company Board (A) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw or modify the Company Board Recommendation or (y) other than in connection with an Acquisition Proposal, if the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may withdraw or modify the Company Board Recommendation (either event described in the foregoing clauses (x) and (y), a "Change in Board Recommendation").

                  (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Company Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the Company Board Recommendation, unless in the case of each of clause (d)(i) and
(d)(ii) hereof, the requirements of Section 6.03(c) shall have been satisfied.

                  (e) Except as set forth in Section 8.03(d) with respect to an Acquisition Proposal, for purposes of this Agreement:

                  (i) "Acquisition Proposal" means any proposal or offer (including any proposal from or to the Company's stockholders) from any person other than Parent or Merger Sub relating to (1) any direct or indirect acquisition of (A) more than 15% of the assets of the Company and its consolidated Subsidiaries, taken as a whole or (B) more than 15% of any class of equity securities of the Company; (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company; or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

                  (ii) "Superior Proposal" means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 6.03(a) that (i) relates to more than 50% of the outstanding Shares or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, (ii) is on terms that the Company Board determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company's stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto) and (iii) which the Company Board determines is reasonably capable of being consummated.

                  SECTION 6.04 Directors' and Officers' Indemnification and Insurance. (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in Article EIGHTH of the Certificate of Incorporation of the Company, and Article IV of the Bylaws of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of the Subsidiaries.

                  (b) After the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Certificate of Incorporation and Bylaws of the Company or any other applicable contract or agreement in effect on the date of this Agreement. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification), (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and
(iii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without the Surviving Corporation's written consent (which consent shall not be unreasonably withheld or delayed); and provided further that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 6.04(b) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided further that, in the event that any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Person under this Section 6.04(b) shall be in addition to any rights such person may have under the Certificate of Incorporation or the Bylaws of the Company and the Surviving Corporation or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.

                  (c) The Surviving Corporation shall either (i) cause to be obtained at the Effective Time "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums. The Company represents that such current annual premium amount is set forth in Section 6.04(c) of the Company Disclosure Schedule.

                  (d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

                  (e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.04.

                  SECTION 6.05 Employee Benefits Matters. (a) Parent hereby agrees that, for a period of two years immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to,
(i) provide each employee of the Company as of the Effective Time (each, an "Employee") with at least the same level of base salary, cash incentive compensation and other variable cash compensation that was provided to each such Employee immediately prior to the Effective Time, and (ii) provide the Employees with employee benefits (other than equity-based compensation) that are no less favorable in the aggregate than those provided to such Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary.

                  (b) Employees shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Subsidiary and all affiliates where service with the affiliate was credited under a comparable Plan of the Company prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

                  (c) Without limiting any of the foregoing, Parent agrees that it shall, or shall cause the Surviving Corporation to, provide severance benefits to Employees eligible to participate in the Boca Resorts, Inc. Severance Plan and who are terminated during the two-year period immediately following the Effective Time in an amount that is at least equal to the severance benefits that would have been paid to such Employees pursuant to the terms of the Boca Resorts, Inc. Severance Plan as in effect immediately prior to the Effective Time.

                  (d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation ("Purchaser Welfare Benefit Plans") in which an Employee may be eligible to participate on or after the Effective Time, Parent shall (a) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan, and (b) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year, up to and including the Effective Time.

                  SECTION 6.06 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, in the case of representations or warranties not qualified by any "material" or "Company Material Adverse Effect" qualifier, or in any respect, in the case of representations or warranties qualified by the "material" or "Company Material Adverse Effect" qualifier, and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of any notice or other communication (i) from any person and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the Transactions, (ii) from any Governmental Authority and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives in connection with this Agreement or the Transactions, and (iii) except in the event the Company Board shall have effected a Change of Board Recommendation, from or to the SEC.

                  SECTION 6.07 Financing. (a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable judgment of Parent). Parent shall give the Company prompt notice of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letters without first consulting with the Company.

                  (b) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any debt raised to complete the Merger and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Merger, (v) forming new direct or indirect Subsidiaries, and (vi) providing and executing documents as may be reasonably requested by Parent; provided that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries).

                  (c) All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to
Section 6.07(b) shall be kept confidential in accordance with the Confidentiality Agreement.

                  (d) Within 60 days of there having occurred after the date of this Agreement (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for three or more consecutive business days, including but not limited to any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies thereto, or the effects thereof; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or New York for three or more consecutive business days; (iii) the commencement or material escalation of a war, armed hostilities or other international or national crisis or security event directly or indirectly involving the United States or any of its territories after the date of this Agreement, including without limitation, any acts of terrorism, domestic or foreign or responses of the United States or its allies, or a national or international economic or financial crisis, the result of which there has occurred any material disruption or material adverse change in the United State commercial credit, debt capital or commercial mortgage-backed securities markets for a period of three or more consecutive business days; or (iv) any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States or New York in a manner that prevents Lender from providing the Debt Financing for a period of three or more consecutive business days, Parent shall deliver to the Company a certificate (the "Market MAC Notice") to that effect signed by an officer of Parent, describing in reasonable detail the nature of the Market MAC (any of the events specified in clauses (i) through (iv) described in such Market MAC Notice being hereinafter referred to as a "Market MAC"); provided, however, that in no event shall Parent be entitled to deliver more than one Market MAC Notice. At any time following its receipt of the Market MAC Notice, the Company may request (by delivery of a written notice to Parent to such effect (a "Company Waiver Request")) that Parent fully and irrevocably waive its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC. In the event that Parent delivers to the Company a written notice that Parent waives its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC (a "Parent Waiver Notice"), then such Market MAC shall cease to be a basis for Parent or Merger Sub not consummating the Merger, and the condition set forth in Section 7.02(d) shall no longer exist with respect to such or any other Market MAC. In the event that Parent fails to deliver a Parent Waiver Notice with respect to a Market MAC within the longer of (i) seven days after Parent's receipt of the corresponding Company Waiver Request and (ii) the number of days between the date on which Parent delivered to the Company the corresponding Market MAC Notice and the date on which the Company delivered to Parent the Company Waiver Request (the longer of such periods being hereinafter referred to as the "Requisite Response Period"), then the Company shall be entitled to terminate the Agreement pursuant to Section 8.01(j). Notwithstanding anything to the contrary in this Section 6.07(d), nothing shall release Parent from continuing to be obligated to use its reasonable best efforts to obtain (i) the Debt Financing or (ii) an alternative financing in accordance with Section 6.07(a) in the event Parent declines to timely waive its right to invoke the condition set forth in Section 7.02(d) with respect to a Market MAC.

                  SECTION 6.08 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement.

                  (b) As soon as practicable after the date of this Agreement, each of the parties hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

                  (c) Subject to appropriate confidentiality protections, each of Parent and the Company shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions.

                  (d) Parent and Merger Sub agree to take whatever action as may be necessary or required by any Governmental Authority to resolve any objections asserted under the HSR Act or any other applicable federal or state antitrust, competition or fair trade Laws with respect to the Transactions (including, without limitation, agreeing to hold separate or to divest any of the businesses, products or assets of Parent, Merger Sub, the Company or any of their respective affiliates) or to avoid the entry of, or to effect the dissolution of, any non-appealable permanent injunction or other final judgment that has the effect of preventing the consummation of any of the Transactions. Notwithstanding anything in this Agreement to the contrary, no action taken by Parent or Merger Sub pursuant to this Section 6.08(d) shall entitle Parent to any diminution of the Merger Consideration, and the Company shall not be required to divest or hold separate any assets or businesses or otherwise take or commit to take any action that limits its freedom of action with respect to any of the Company's direct or indirect assets or businesses.

                  (e) Merger Sub, the Company, and Parent shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. In addition, at the request of Parent, the Company shall use its reasonable best efforts to assist Parent in obtaining (A) any estoppel certificates from any ground lessor under the ground leases underlying the Leased Properties, and (B) customary "comfort" letters from any franchisors or licensors under any franchise or license agreements to which the Company or any Subsidiary is a party.

                  (f) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger or any other Transaction, (i) without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of Parent, Merger Sub or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

                  SECTION 6.09 Obligations of Parent and Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

                  SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any press release or making any such public statements.

                  SECTION 6.11 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

                  SECTION 6.12 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least 20 calendar days prior to the Closing.

                  SECTION 6.13 Termination of Management Agreement. The Company agrees that neither the Company nor any Subsidiary shall terminate, amend, modify or otherwise in any way alter that certain Termination Agreement, dated as of the date hereof (the "Termination Agreement"), by and between the Company and Huizenga Holdings, Inc., which provides for the termination as of the Effective Time, and without any further obligation on behalf of the Company or any Subsidiary, of that certain Management Agreement, effective as of the first day of June, 1996, as amended, by and between Florida Panthers Holdings, Inc. (predecessor to the Company) and Huizenga Holdings, Inc. In addition, prior to the Effective Time, the Company shall retrieve all books and records of the Company or of any Subsidiary that are held or otherwise maintained pursuant to such Management Agreement or otherwise held or maintained by any affiliate of the Company (other than any Subsidiary).

                  SECTION 6.14 Matters Relating to New Boca and Cosmos Group.
(a) Prior to Closing, the Company shall, unless otherwise directed in writing by Parent, use its commercially reasonable efforts to, or to cause its applicable Subsidiary to: (i) complete the transactions set forth on Section 6.14 of the Company Disclosure Schedule, and (ii) exercise the Company's right pursuant to the Purchase and Sale Agreement for Rolling Hills Golf Course, dated September 4, 1997, by and among Florida Golf Management, Inc., Rolling Hills International Country Club, Ltd., Space Development, Ltd., Broward Anchor International, Ltd., Rolling Hills Hotel, Ltd., Cosmos Group, Inc., and International Dining, Ltd. to acquire, and acquire, the general partnership interest in Florida Golf Management, Inc. held by Cosmos Group, Inc.; provided, however, that Parent acknowledges that the actions contemplated by this Section 6.14(a) may not be completed prior to the Closing.

                  (b) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (which, for the sake of clarity, shall not include the purchase price payable in connection with the transactions described in Section 6.14(a)) incurred by the Company or any Subsidiary in connection with the matters set forth in this Section 6.14. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, each Subsidiary and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such matters.

                  SECTION 6.15 Real Estate Acquisition. The Company shall use its commercially reasonable efforts to complete, on terms acceptable to the Company, the acquisition of the real property described on Section 6.15 of the Company Disclosure Schedule; provided, however, that the Company shall keep Parent reasonably informed regarding the status of such proposed acquisition; and provided, further, that the Company shall not agree to a purchase price with respect to such proposed acquisition that is in excess of the price currently contemplated without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed.

                  SECTION 6.16 Soil Removal Approval Letter. Reference is hereby made to that certain letter dated July 13, 2004 (the "Soil Removal Approval Letter") from the Broward County Department of Planning and Environmental Protection ("BCDPEP") to FGM, the owner of the Grande Oaks Golf Course, with respect to a soil assessment report and soil removal strategy for a portion of the Grande Oaks Golf Course termed Parcel 5. The Company covenants and agrees that, unless revisions to the Residential Soil Cleanup Target Level for Arsenic to 2.1mg/kg (as recommended in the proposed legislative change to Chapter 62-777 of the Florida Administrative Code referred to in the Soil Removal Approval Letter) is denied beyond any rights of appeal, it shall either
(a) cause FGM to complete the soil removal strategy referred to in the Soil Removal Approval Letter, and deliver a Soil Removal Report to BCDPEP with respect to the completion of such soil removal strategy, in each case no later than December 17, 2004, or (b) cause FGM to file for, and receive, a six-month extension with BCDPEP with respect to completion of such soil removal strategy.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

         SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

                  (a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation.

                  (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (c) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein except for the limitation set forth in the first sentence of Section 3.09) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein except for the limitation set forth in the first sentence of Section 3.09) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Section 3.03 shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Officer's Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

                  (d) No Market MAC. No Market MAC (other than any Market MAC in respect of which Parent has previously waived its right to invoke this
         Section 7.02(d)) shall have occurred after the date of this Agreement. If any of the events specified in clauses (i) through (iv) described in the first sentence of Section 6.07(d) has occurred for less than three consecutive business days (without giving effect to the three consecutive business day period already referenced with respect to the applicable event in Section 6.07(d)), then Parent and Merger Sub shall not be obligated to consummate the Merger for so long as such event is continuing, and thereafter Parent and Merger Sub shall not be obligated to consummate the Merger to the extent such event constitutes a Market MAC in accordance with Section 6.07(d).

                  (e) Credit Agreement. At or prior to the Effective Time, Deutsche Bank Trust Company Americas, as administrative agent under the Credit Agreement ("DBTCA"), shall have provided the Company with a "payoff" letter acknowledging that (i) the Credit Agreement shall be terminated, (ii) any and all Liens held by DBTCA related thereto shall be released and (iii) the Company and the Subsidiaries shall be released from any and all liabilities under the Credit Agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination), in each case subject to repayment of the aggregate principal amount outstanding under the Credit Agreement, together with all interest accrued thereon and any other fees or expenses payable thereunder in connection with such prepayment.

                  (f) Termination Agreement. The Termination Agreement shall be in full force and effect as of the Effective Time.

                  SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

                  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Officer's Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders' Meeting, as follows (the date of any such termination, the "Termination Date"):

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company if the Effective Time shall not have occurred on or before April 20, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                  (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

                  (d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after notice to the Company;

                  (e) by the Company if the Company is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after notice to Parent;

                  (f) by either Parent or the Company if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders' Meeting;

                  (g) by Parent if the Company Board shall have (i) effected a Change of Board Recommendation or (ii) recommended or approved any Acquisition Proposal;

                  (h) by the Company at any time prior to the adoption of this Agreement by the Company's stockholders at the Company Stockholders' Meeting, if the Company Board has determined in good faith (after consultation with its advisors), in the exercise of its fiduciary duties, that an unsolicited bona fide Acquisition Proposal is a Superior Proposal, but only (i) after providing written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) if Parent does not, within three (3) business days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after consultation with its advisors) to be at least as favorable to the Company's stockholders as such Superior Proposal; provided that during such three business day period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer; provided, however, that any such purported termination pursuant to this Section 8.01(h) shall be void and of no force or effect unless the Company concurrently with such termination pays to Parent the Company Termination Fee in accordance with Section 8.03; and provided further that Parent and Merger Sub hereby acknowledge and agree that concurrently with such termination the Company may enter into a definitive agreement providing for implementation of such Superior Proposal;

                  (i) by the Company if, after the conditions set forth in
         Section 7.01 and Sections 7.02(a), 7.02(b) and, unless deemed no longer to exist in accordance with Section 6.07(d), 7.02(d) have been satisfied and within five business days after the Company has delivered written notice to Parent of the satisfaction of such conditions, the Merger shall not have been consummated; provided, however, that for purposes of this Section 8.01(i), neither the condition set forth in
         Section 7.01(b) (as such condition relates to any law, rule, regulation, judgment, decree, executive order or award relating to antitrust matters) nor the condition set forth in Section 7.01(c) need have been satisfied if Parent and Merger Sub have not complied in all material respects with their obligations under Section 6.08; or

                  (j) by the Company if Parent fails to deliver a Parent Waiver Notice prior to the expiration of the Requisite Response Period with respect to any Market MAC.

                  SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the indemnification and reimbursement obligations of Parent and Merger Sub contained in Sections

1.07, 5.01, 6.02(a), 6.07(b) and 6.14, the Guarantee referred to in Section 4.09, and the provisions of Sections 6.02(b) and 6.07(c), this Section 8.02,
Section 8.03 and Article IX shall survive any such termination); provided, however, that nothing herein shall relieve the Company from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

                  SECTION 8.03 Fees and Expenses. (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated. "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other Transactions.

                  (b) The Company agrees that if this Agreement shall be terminated:

                  (i) by Parent pursuant to Section 8.01(d), then the Company shall pay Parent the Termination Expenses and, further, if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced and (B) if concurrently with such termination or within 12 months of the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination
         Date), or an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date) is consummated, then the Company shall pay Parent the Company Termination Fee;

                  (ii) by Parent or the Company pursuant to Section 8.01(f), and, at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced, then (A) the Company shall pay to Parent the Termination Expenses and (B) if, concurrently with such termination or within 12 months of the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date), or an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination
         Date) is consummated, then the Company shall pay Parent the Company Termination Fee;

                  (iii) by Parent pursuant to Section 8.01(g), then (so long as neither Parent nor Merger Sub was in material breach of any of its representations, warranties or covenants in this Agreement as of the Termination Date) the Company shall pay Parent the Company Termination Fee; or

                  (iv) by the Company pursuant to Section 8.01(h), then the Company shall pay to Parent the Company Termination Fee (which Company Termination Fee shall be paid concurrently with such termination).

                  (c) The Company Termination Fee shall be paid to Parent or its designee by the Company in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(h) and (ii) within two business days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The Termination Expenses shall be paid to Parent or its designee by the Company in immediately available funds within two business days after receipt by the Company of reasonable documentation with respect to such Expenses. In no event shall the Company be required to pay under Section 8.03(b) an amount in excess of $38,000,000.

                  (d) (i) For purposes of this Section 8.03, Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(e), except that references to 15% in clauses (1) and (2) of the definition thereof shall be deemed to be references to 50% and clause (3) of the definition thereof shall be deemed amended and replaced in its entirety by the following language "(3) any merger, consolidation, business combination, recapitalization or other similar transaction involving the Company pursuant to which stockholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power of the outstanding securities of the Company (or of another person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction".

                  (ii) For purposes of this Agreement, "Company Termination Fee" means an amount equal to $38,000,000, less the Termination Expenses, if any, previously paid or payable to Parent pursuant to Section 8.03(b).

                  (iii) For purposes of this Agreement, "Termination Expenses" means an amount, not to exceed $5,000,000, equal to the reasonably documented Expenses of Parent and Merger Sub.

                  (e) Parent agrees that, if the Company shall terminate this Agreement (i) pursuant to Section 8.01(e), (ii) pursuant to Section 8.01(b) and, at the time of such termination, the conditions set forth in Section 7.01 and Sections 7.02(a), 7.02(b) and, unless deemed no longer to exist in accordance with Section 6.07(d), 7.02(d) have been satisfied; provided, however, that for purposes of this Section 8.03(e)(ii), neither the condition set forth in Section 7.01(b) (as such condition relates to any law, rule, regulation, judgment, decree, executive order or award relating to antitrust matters) nor the condition set forth in Section 7.01(c) need have been satisfied if Parent and Merger Sub have not complied in all material respects with their obligations under Section 6.08, or (iii) pursuant to Section 8.01(i), then Parent shall pay to the Company a fee of $38,000,000 (the "Parent Termination Fee") in immediately available funds no later than two business days after such termination by the Company.

                  (f) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this

Agreement. In the event that the Company shall fail to pay the Company Termination Fee or any Termination Expenses when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or the Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03. Notwithstanding anything to the contrary in this Agreement, the Company's right to receive payment of the Parent Termination Fee pursuant to this Section 8.03 shall be the exclusive remedy of the Company and the Subsidiaries for the loss suffered as a result of the failure of the Merger and the other Transactions to be consummated, and upon payment of the Parent Termination Fee in accordance with this Section 8.03, none of Parent, Merger Sub or Guarantor shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except with respect to the second sentence of this Section 8.03(f), indemnification and reimbursement obligations of Parent and Merger Sub contained in Sections 1.07, 5.01, 6.02(a), 6.07(b) and 6.14 and the provisions of Section 6.02(b) and 6.07(c)).

                  SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

                  if to Parent or Merger Sub:

                           Baton Holdings Inc.
                           c/o Blackstone Real Estate Partners IV L.P.
                           345 Park Avenue
                           New York, New York  10154
                           Facsimile No:  (212) 583-5573
                           Attention:  Jonathan D. Gray

                  with a copy to:

                           Simpson Thacher & Bartlett LLP
                           425 Lexington Avenue
                           New York, New York  10017
                           Facsimile No:  (212) 455-2502
                           Attention:  Wilson Neely
                                       Gregory Ressa

                  if to the Company:

                           Boca Resorts, Inc.
                           450 E. Las Olas Blvd., Suite 1500
                           Fort Lauderdale, FL  33301
                           Facsimile No:  (954) 627-5076
                           Attention:  Richard L. Handley

                  with a copy to:

                           Shearman & Sterling LLP
                           599 Lexington Avenue
                           New York, New York  10022
                           Facsimile No:  (212) 848-7179
                           Attention:   John J. Madden
                                        Christa A. D'Alimonte

                  SECTION 9.03 Certain Definitions. (a) For purposes of this
Agreement:

                  "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

                  "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

                  "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

                  "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

                  "knowledge of the Company" or "Company's knowledge" means the actual knowledge (after reasonable inquiry) of David S. Feder, Wayne Moor, Richard L. Handley and MaryJo Finocchiaro.

                  "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange
         Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

                  "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an entity controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

                  (b) The following terms have the meaning set forth in the Sections set forth below:

         Defined Term                                     Location of Definition
         ------------                                     ----------------------

         Acquisition Proposal...........................         ss. 6.03(e)
         Action.........................................         ss. 3.10
         Agreement......................................         Preamble
         BRMC LP........................................         ss. 3.01(d)
         Certificate of Merger..........................         ss. 1.03
         Certificates...................................         ss. 2.02(b)
         Change in Board Recommendation.................         ss. 6.03(c)
         Closing........................................         ss. 1.02
         Code...........................................         ss. 3.11(b)
         Commitment Letter..............................         ss. 4.08
         Company........................................         Preamble
         Company Board..................................         Recitals
         Company Board Recommendation...................         ss. 3.19(a)
         Company Capex and Development Budget...........         ss. 5.01(e)
         Company Class A Common Stock...................         Recitals
         Company Class B Common Stock...................         Recitals

         Defined Term                                     Location of Definition
         ------------                                     ----------------------

         Company Common Stock...........................         Recitals
         Company Disclosure Schedule....................         Article III
         Company Material Adverse Effect................         ss. 3.01(a)
         Company Permits................................         ss. 3.06
         Company Preferred Stock........................         ss. 3.03(a)
         Company Stock Option...........................         ss. 2.04(a)
         Company Stock Option Plan......................         ss. 2.04(a)
         Company Stockholders' Meeting..................         ss. 6.01(b)
         Company Termination Fee........................         ss. 8.03(d)
         Company Waiver Request.........................         ss. 6.07(d)
         Confidentiality Agreement......................         ss. 6.02(b)
         Contract.......................................         ss. 3.05(a)
         Contribution and Exchange Agreement............         ss. 3.01(d)
         Credit Agreement...............................         ss. 3.03(d)
         Debt Financing.................................         ss. 4.08
         DGCL...........................................         ss. 1.01
         DBTCA..........................................         ss. 7.02(e)
         Dissenting Shares..............................         ss. 2.05(a)
         Effective Time.................................         ss. 1.03
         Employee.......................................         ss. 6.05(a)
         Environmental Laws.............................         ss. 3.16(b)
         Environmental Permits..........................         ss. 3.16(b)
         Equity Funding Letter..........................         ss. 4.08
         ERISA..........................................         ss. 3.11(a)
         Exchange Act...................................         ss. 3.05(b)
         Exchange Fund..................................         ss. 2.02(a)
         Expenses.......................................         ss. 8.03(a)
         Financing......................................         ss. 4.08
         Franchise Agreement............................         ss. 3.13(f)
         GAAP...........................................         ss. 3.07(b)
         Governmental Authority.........................         ss. 3.05(b)
         Guarantee......................................         ss. 4.09
         Guarantor......................................         ss. 4.09
         Hazardous Substances...........................         ss. 3.16(b)
         HSR Act........................................         ss. 3.05(b)
         Indebtedness...................................         ss. 3.17(a)
         Indemnified Parties............................         ss. 6.04(b)
         Intellectual Property..........................         ss. 3.14(b)
         Investments....................................         ss. 3.01(c)
         IRS............................................         ss. 3.11(a)
         Law............................................         ss. 3.05(a)
         Lease Documents................................         ss. 3.13(b)
         Leased Properties..............................         ss. 3.13(b)
         License Agreement..............................         ss. 3.13(f)
         Licensed Intellectual Property.................         ss. 3.14(a)

         Defined Term                                     Location of Definition
         ------------                                     ----------------------

         Liens..........................................         ss. 3.13(a)
         Market MAC.....................................         ss. 6.07(d)
         Market MAC Notice..............................         ss. 6.07(d)
         Material Contracts.............................         ss. 3.17(a)
         Merger.........................................         Recitals
         Merger Consideration...........................         ss. 2.01(a)
         Merger Sub.....................................         Preamble
         Multiemployer Plan.............................         ss. 3.11(b)
         Multiple Employer Plan.........................         ss. 3.11(b)
         New Boca.......................................         ss. 3.01(d)
         Notice of Superior Proposal....................         ss. 8.01(h)
         NYSE...........................................         ss. 3.05(b)
         Old Boca.......................................         ss. 3.01(d)
         Option Payment.................................         ss. 2.04(b)
         Owned Intellectual Property....................         ss. 3.14(a)
         Owned Real Estate Subsidiaries.................         ss. 3.13(i)
         Owned Real Properties..........................         ss. 3.13(a)
         Parent.........................................         Preamble
         Parent Termination Fee.........................         ss. 8.03(e)
         Parent Waiver Notice...........................         ss. 6.07(d)
         Paying Agent...................................         ss. 2.02(a)
         Permitted Liens................................         ss. 3.13(a)
         Personal Property..............................         ss. 3.13(h)
         Plans..........................................         ss. 3.11(a)
         Premier Club Documents.........................         ss. 3.13(g)
         Properties.....................................         ss. 3.13(b)
         Proxy Statement................................         ss. 3.05(b)
         Purchaser Welfare Benefit Plans................         ss. 6.05(d)
         Representatives................................         ss. 6.02(a)
         Requisite Response Period......................         ss. 6.07(d)
         SEC............................................         ss. 3.05(b)
         SEC Reports....................................         ss. 3.07(a)
         Section 262....................................         ss. 2.05(a)
         Securities Act.................................         ss. 3.07(a)
         Shares.........................................         ss. 2.01(a)
         Stockholder Approval...........................         ss. 3.19(b)
         Subsidiary.....................................         ss. 3.01(a)
         Superior Proposal..............................         ss. 6.03(e)
         Surviving Corporation..........................         ss. 1.01
         Tax or Taxes...................................         ss. 3.15(k)
         Tax Returns....................................         ss. 3.15(k)
         Termination Agreement..........................         ss. 6.13
         Termination Date...............................         ss. 8.01
         Termination Expenses...........................         ss. 8.03(d)
         Title Policies.................................         ss. 3.13(d)

         Defined Term                                     Location of Definition
         ------------                                     ----------------------

         Transactions...................................         ss. 3.01(a)


                  (c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

                  SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  SECTION 9.05 Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

                  SECTION 9.06 Entire Agreement; Assignment. This Agreement, the Confidentiality Agreement and the Guarantee constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of

Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                  SECTION 9.08 Remedies; Specific Performance. (a) Without limiting the right to receive any payment it may be entitled to receive under
Section 8.03(f) (including under Sections 1.07, 5.01, 6.02(a), 6.07(b) and 6.14), the Company agrees that to the extent it has incurred losses or damages in connection with this Agreement the maximum aggregate liability of Parent, Merger Sub and Guarantor for such losses or damages shall be limited to the Parent Termination Fee, and in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub or Guarantor or their respective Representatives and affiliates in connection therewith.

                  (b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.01, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company's sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 9.08(a) and 8.03(f); provided, however, the Company shall be entitled to seek specific performance to prevent any breach by Parent or Merger Sub of Sections 6.02(b) and 6.07(c).

                  SECTION 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

                  SECTION 9.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and
(b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

                  SECTION 9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    BOCA RESORTS, INC.


                                    By  /s/ Richard L. Handley
                                      ------------------------------------------
                                    Name:   Richard L. Handley
                                    Title:  Senior Vice President, Secretary and
                                            General Counsel



                                    BATON HOLDINGS INC.


                                    By  /s/ Jonathan D. Gray
                                      ------------------------------------------
                                    Nae:    Jonathan D. Gray
                                    Title:  President



                                    BATON ACQUISITION INC.


                                    By  /s/ Jonathan D. Gray
                                      ------------------------------------------
                                    Name:   Jonathan D. Gray
                                    Title:  President